Exhibit - h
    FINANCIAL INSTITUTION BOND
    Standard Form No. 14, Revised to October, 1987

         HartFord Fire Insurance Company
         HartFord, CT 06115                      BOND NO. 13BBFBM1400
         (Herein called Underwriter)
    DECLARATIONS
    Item 1. Name of Insured(herein called insured):NORTHQUEST CAPITAL FUND, INC. Principal Address: 16 RIMWOOD LANE, COLTS NECK, NJ 07722

    Item 2.  Bond Period:     from 12:01 a.m. on December 28, 2001
             standard time.   to   12:01 a.m. on December 28, 2002

    Item 3. The aggregate liability of the Underwriter during the Bond shall be $75,000.00.

    Item 4. Subject to sections 4 and 11 hereof, the Single Loss Limit of Liability is $75,000.00 and the Single Loss Deductible is $NIL

             Provided, however, that if any amounts are inserted below opposite specified Insuring Agreements or Coverage, those amounts shall be controlling. Any amount set forth below shall be part of and not in addition to amounts set forth above. (If an Insuring Agreement or Coverage is to be deleted, insert "Not Covered".)

             Amount applicable to:                  Single Loss      Single Loss
                                               Limit of Liability     Deductible
             Insuring Agreement (D) -
                    FORGERY OR ALTERATION          $ Not Covered       $ Not
                                                                       Covered
             Insuring Agreement (E) -
                    SECURITIES                     $ Not Covered       $ Not
                                                                       Covered

             Coverage on Partners                  $ Not Covered       $ Not
                                                                       Covered
             Optional Insuring Agreements & Coverages:
             NONE                                       $               $
                                                        $               $
                                                        $               $

             If "Not Covered" is inserted above opposite any specific insuring Agreement or Coverage, such Insuring Agreement or Coverage any other reference thereto in this bond shall be deemed to be deleted therefrom.

    Item 5 The liability of the Underwriter is subject to the terms of the following riders attached hereto:
             F-4009-1, F-4017-1, RIDER 34, F-4095-0

    Item 6 The Insured by the acceptance of this bond gives notice to the Underwriter terminating or canceling prior bond(s) or policy(ies) No.(s) such termination or cancellation to be effective as of the time this bond becomes effective.

    Signed, sealed and dated this 3rd day of January, 2002

    Attest:____________________________________    By: /s/ Jennifer A. Bramley
                  Attorney-in-Fact                     -----------------------
                                                       Attorney-in-Fact
                                      - 1 -

                                                                 August 10,2001




                           Reimbursement Agreements


At present The NorthQuest Capital Fund has no plans for compensating officers and directors of the corporation. As the Fund grows in total assets, the Board of Directors may pay directors' travel expenses and compensate officers and dir-ectors of the corporation commensurate with their duties but nothing retroac-tively may be compensated.











































                                     - 2 -